                                  Exhibit 2.4

                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is entered into as of June 3, 1997 by and between Barrick Gold Exploration Inc., an Ohio corporation ("Buyer"), and Atlas Corporation, a Delaware corporation ("Atlas"), Atlas Gold Mining Inc., a Nevada corporation ("Atlas Gold"), and Atlas Precious Metals Inc., a Nevada corporation ("Atlas Metals") (individually, a "Seller", and collectively, the "Sellers"). Buyer and Sellers are sometimes referred to individually as a "Party" and collectively as the "Parties."

                                   RECITALS

     A. Sellers own or control certain patented and unpatented mining claims and mill sites and fee lands in Eureka County, Nevada (the "Claims"). The Claims owned by Sellers are more particularly described in Parts I. A and B and Parts
II. A, B and C of Exhibit A to this Agreement. A portion of the Claims, as well as certain fee lands, are leased by Atlas pursuant to certain mining leases (the "Leases") which are more particularly described in Parts I. C and D of Exhibit A.

     B. Sellers have entered into certain contracts and agreements (the "Contracts") related to the Claims and have constructed or otherwise acquired certain mines, dumps, roads, buildings, fixtures, facilities and other improvements on a portion of the Claims (the "Fixtures and Improvements"), have acquired certain water rights (the "Water Rights") and certain operational permits, and other ancillary rights (the "Related Rights"), and have developed certain data, maps, cores, analyses, models, studies and other technical information (the "Information") in connection with Sellers, exploration and mining activities on the Claims. The Contracts are identified in Part IV of Exhibit A to this Agreement, the Water Rights are identified in Part V of Exhibit A to this Agreement, and the Related Rights are identified in Exhibit B to this Agreement.

     C. Buyer desires to purchase from Sellers that portion of the Claims upon which no (or only limited) mining activities have occurred in the past (the "Purchased Claims") and the Buyer desires to obtain the right to acquire the remainder of the Claims (the "Excluded Claims"), in each case, together with the related Contracts, Fixtures and Improvements, Related Rights and Information and to conduct certain exploration and other investigatory activities on the Purchased Claims and the Excluded Claims. The Purchased Claims and the Excluded Claims are identified in Parts I and II, respectively, of Exhibit A to this agreement.

     D. This Agreement contemplates a transaction in which: Sellers will convey to Buyer the Purchased Claims and certain shares of common stock to be issued by Atlas; Sellers will allow Buyer to use certain of the Contracts, Fixtures and Improvements and Related Rights on an interim basis; Sellers will grant to Buyer the right to Purchase the Excluded Claims, Contracts, Fixtures and Improvements, Related Rights and Information; and Sellers will retain the right to enter into a joint venture with Buyers for the further development of the Claims.

                                   AGREEMENT

     In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   Definitions  .  In addition to the definitions that appear in the text
          -----------
of this Agreement, the following terms will have the meanings set out in this
Section 1:

          (a) "Adverse Consequences" means all actions, suits, proceedings,
               --------------------
hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          (b) "Affiliate" has the meaning set forth in Rule 12b-2 of the
               ---------
regulations promulgated under the Securities Exchange Act.

          (c) "Environmental Laws" means the Comprehensive Environmental
               ------------------
Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act and the Mine Safety and Health Act of 1977, each as amended, together with all other laws (including applicable rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          (d) "Environmental Liabilities" relating to a property means any
               -------------------------
Liability arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials or substances existing or arising on, beneath or above such property and/or emanating or migrating and/or threatening to emanate or migrate from such property to other properties; (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from such property to an off-site treatment, storage or disposal facility, (iii) physical disturbance of the environment on or from such property; or (iii) the violation or alleged violation of any Environmental Laws relating to such property.

          (e) "Hazardous Materials" means any substance:  (a) the presence of
               -------------------
which requires reporting, investigation, removal or remediation under any Environmental Law; (b) that is defined as a "hazardous waste," "hazardous substance," "extremely hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infections, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (d) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property; (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (f) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in the Environmental Laws.

          (f) "Knowledge" means actual knowledge of the Party making a
               ---------
representation or warranty in this Agreement.

          (g) "Liability" means any liability (whether known or unknown, whether
               ---------
asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          (h) "Ordinary Course of Business" means the ordinary course of
               ---------------------------
business consistent with past custom and practice (including with respect to quantity and frequency).

          (i) "Property" means the Claims. the Contracts, the Fixtures and
               --------
Improvements, the Related Rights and the Information which, taken together, constitute the Atlas Gold Bar Property in Eureka County, Nevada.

          (j) "Reclamation Areas" means the areas of the Property outlined in
               -----------------
the maps of the Property attached hereto as Parts II.D.1 and 2 of Exhibit A, together with the road that traverses the Claims between the areas (the "Road"). For purposes of this Agreement, the Road itself, to the extent it traverses the Purchased Claims, shall be deemed to be part of the Excluded Claims.

          (k) "$" means dollars of United States currency, unless otherwise
               -
explicitly stated.

          (l) "Tax" means any federal, state, local, or foreign income, gross
               ---
receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     2.   Basic Transaction  .
          -----------------

          (a)  Purchase and Sale of the Purchased Claims.  At the Closing, Buyer
               -----------------------------------------
agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey, and deliver to Buyer, all of the right, title and interest of Sellers in and to the Purchased Claims for the total consideration of $1,000,000

(the "Purchase Price"). The Purchase Price will be paid to Atlas at the Closing by wire transfer or other immediately available funds. For purposes of Code
Section 1060, the Purchase Price shall be allocated among the Purchased Claims on a pro rata basis. The parties agree to execute appropriate forms or otherwise take such actions as are necessary to report this allocation to the Internal Revenue Service.

          (b)  Purchase and Sale of Shares.  At the Closing, Buyer agrees to
               ---------------------------
purchase from Atlas and Atlas agrees to issue to Buyer 1,000,000 shares of the common stock of Atlas (the "Purchased Shares") at an issue price of $1.00 per share, for a total price of $1,000,000 (the "Share Purchase Price"). The Share Purchase Price shall be paid to Atlas at the Closing by wire transfer or other immediately available funds.

          (c)  The Closing.  The closing of the transactions contemplated by
               -----------
this Agreement (the "Closing") shall take place at the offices of Atlas in Denver, Colorado, commencing at 10:00 a.m. Mountain Daylight Time on June 3, 1997 or at such other place or at such other time or at such other date as the Parties mutually agree to in writing.

          (d) Deliveries at the Closing.  At the Closing: (i) Sellers and Buyer
              -------------------------
will execute and deliver this Agreement; (ii) Sellers will execute, acknowledge (if appropriate), and deliver to Buyer instruments of sale, transfer, assignment and conveyance in the forms attached hereto as Exhibits C-1 and C-2 and relinquish complete possession of the Purchased Claims to Buyer; (iii) Atlas will deliver to Buyer a definitive certificate bearing the legend set out in the Registration Rights Agreement representing the Purchased Shares duly registered in the name of Buyer; (iv) Atlas and Buyer will enter into a Registration Rights Agreement and a Shareholders Agreement in the forms attached as Exhibits D and E, respectively; (v) Sellers shall deliver to Buyer and Buyer shall deliver to Sellers their respective opinions of counsel, dated as of the Closing Date, in form and substance as set forth in Exhibits F and G, respectively; (vi) Sellers will provide evidence that all third party consents required to permit the transfer of the Purchased Claims have been received; and (vi) Buyer will deliver to the Seller the consideration specified in Section 2(b) and Section 2(c) above.

     3.   Representations and Warranties of Sellers  .  Each Seller represents
          -----------------------------------------
and warrants to Buyer that the statements contained in this Section 3 are or will be correct and complete as of the Closing Date.

          (a) Organization of Sellers.  Each Seller is a corporation duly
              -----------------------
organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized to conduct business and is in good standing in the State of Nevada.

          (b) Authorization of Transaction.  Each Seller has full power and
              ----------------------------
authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each Seller have duly authorized the execution, delivery, and performance of this Agreement by each Seller. The Property does not constitute substantially all of the assets of Atlas, the sale of which would require shareholder approval. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions; provided, however, that no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability, and provided further that this representation is limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights of creditors and secured parties.

          (c) Noncontravention.  Neither the execution and the delivery of this
              ----------------
Agreement, nor the consummation of the transactions contemplated hereby (including the assignments referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or any provision of the articles or bylaws of any Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Except to the extent required in connection with Buyer=s use of certain of the Related Rights over which state or local governmental entities have jurisdiction, no Seller needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

          (d) Brokers' Fees.  No Seller has any Liability or obligation to pay
              -------------
any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

          (e) Subsidiaries.  Atlas Metals and Atlas Gold are wholly owned,
              ------------
direct subsidiaries of Atlas.

          (f) Purchased Shares.  Upon delivery at Closing, the Purchased Shares
              ----------------
will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of any security interest or restriction on transfer (other than under the Securities Act of 1933, as amended, or comparable state laws). Upon delivery at Closing, title to the Purchased Shares shall be vested exclusively, legally and beneficially in Buyer. At Closing, the aggregate Purchased Shares shall constitute less than 5% of all then outstanding Atlas shares, determined after giving effect to such share issuance.

          (g) Events Subsequent.  Since the delivery of the Letter of Intent
              -----------------
dated April 10, 1997 between Atlas and Buyer there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Sellers.

          (h)  Title to Claims.
               ---------------

          (i) With respect to those Claims identified in Exhibit A as fee properties, one or more Seller holds record title to such Claims and is in exclusive possession of and owns such Claims, free and clear of all defects, liens and encumbrances (including liens arising under Environmental Laws), arising by, through, or under Sellers, and free and clear of other defects, liens and encumbrances of which any Seller has Knowledge.

          (ii) With respect to those Claims identified in Exhibit A as being held under leases or other contracts: (A) one or more Seller holds record title to the leases and contracts and is in exclusive possession of such Claims; (B) no Seller has received any notice of default of any of the terms or provisions of such leases or other contracts; (C) the applicable Seller has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (D) such leases or contracts are valid and are in good standing and are free and clear of all defects, liens and encumbrances (including liens arising under Environmental Laws) arising by, through, or under Sellers; (E) Sellers have no Knowledge of any act or omission or any condition on the Claims that could be construed as a default under any such lease or other contract; (F) to Sellers' Knowledge, the Claims covered thereby are free and clear of all defects, liens and encumbrances (including liens arising under Environmental
Laws); and (G) all payments due under such leases or other contracts are current and Sellers' interest under such leases or other contracts is free and clear of all defects, liens and encumbrances arising by, through, or under Sellers.

          (iii) With respect to unpatented mining claims that were located by any Seller that are included within the Claims, subject to the paramount title of the United States: (A) the unpatented mining claims were properly laid out and monumented; (B) all required location and validation work was properly performed; (C) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (D) all assessment work and mining claim maintenance payments required to hold the unpatented mining claims has been performed and made through the assessment year ending September 1, 1996;
(E) except for the local government filing of affidavit of payment of claim maintenance fees for the payment due August 31, 1995, all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; and (F) except for overlapping claims within the exterior boundaries of the Property controlled by Atlas and the Kim Chee group of unpatented claims within the exterior boundaries of the property, Seller has no Knowledge of the existence of conflicting mining claims or the presence of third party mineral entries. With respect to those unpatented mining claims that were not located by Sellers or their Affiliates but are included within the Claims, Sellers make the foregoing representations and warranties to their Knowledge. Seller holds record title to each unpatented mining claim included within the Claims and each such Claim is free and clear of all material defects, liens and encumbrances (including liens arising under Environmental Laws), arising by, through, or under the Sellers and free and clear of other material defects, liens and encumbrances of which any Seller has Knowledge. With respect to all of the Claims, Sellers make no representation with respect to the existence of a "discovery" as contemplated by the mining laws of the United States on any of the Claims.

          (iv) Sellers have made available or delivered to Buyer or its counsel or consultants all information concerning title to the Claims in Sellers' possession or control, of which Sellers have Knowledge.

     (i) Tangible Assets.  Sellers own all buildings, machinery, equipment,
         ---------------
and other material tangible assets located on the Claims except for certain pickup trucks that are leased by Sellers.

     (j) Contracts, Leases, Water Rights and Related Rights.  All of the
         --------------------------------------------------
Contracts and Leases to which any Seller is a party which relate to, affect, touch or concern the Property are identified in Exhibit A to this Agreement. All of the Related Rights and Water Rights owned or held by Sellers are listed in Exhibit B. Sellers have delivered or made available to Buyer a correct and complete copy of each written agreement or document identified in Exhibit A and Exhibit B. With respect to each such agreement or document (except that no representation is made as to the remedy of specific performance or other equitable remedies for the enforcement of any such agreement and this representation is limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the right of creditors and secured parties): (A) the agreement or document is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement or document will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) no Seller is in breach or default and, to Sellers' Knowledge, no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement or document; and (D) no party has repudiated any provision of the agreement or document.

     (k) Litigation.  Sellers are not, and have not been threatened to be
         ----------
made, a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator with respect to the Property and Sellers have no reason to believe that any such action, suit, proceeding, hearing or investigation might be brought against Sellers with respect to the Property.

     (l) Environment, Health, and Safety.
         -------------------------------

          (i) Except with respect to those matters specifically identified in Exhibit H to this Agreement, none of the Sellers or their Affiliates and to Sellers' Knowledge, none of their respective predecessors has any Environmental Liability related to the Property. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them which is still ongoing or outstanding alleging any such Liability. Except with respect to those matters specifically identified in Exhibit H to this Agreement, none of them has received written notification of alleged, actual or potential responsibility for, or any inquiry or investigation regarding any releases or threatened releases of any Hazardous Materials on the Property for which any remediation requirements are outstanding. Without limiting the generality of the preceding, each of the Sellers and their Affiliates has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, approvals, plans and other authorizations relating to the Property which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables relating to the Property which are contained in, all Environmental Laws.

          (ii) Except with respect to those matters specifically identified in Exhibit H to this Agreement, none of the Sellers has any Liability and to their Knowledge, no predecessor of Sellers has any Liability (and none of the Sellers or their Affiliates has handled, released, threatened to release or disposed of any Hazardous Materials, arranged for the disposal of any Hazardous Materials, accepted any Hazardous Material for transport to a disposal or treatment facility, exposed any employee or other individual to any Hazardous Materials or condition, or owned or operated any property or facility in any manner not in compliance with applicable Environmental Laws that could form the basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the Sellers giving rise to any Liability related to the Property, other than liability under statutes imposing strict liability for any such activities taken in connection with any such Hazardous Materials) for damage to the Property or any other location, body of water (surface or subsurface), land surface, ambient air or natural resource related to the Property, or for any reason related to the Property under any Environmental Law.

          (iii) Except with respect to those matters specifically identified in Exhibit H to this Agreement, to Sellers' Knowledge, the Property is free of Hazardous Materials.

          (m) Disclosure.  The representations and warranties contained in this
              ----------
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

     4.   Representations and Warranties of Buyer  . Buyer represents and
          ---------------------------------------
warrants to Sellers that the statements contained in this Section 4 are or will be correct and complete as of the Closing Date.

          (a) Organization of Buyer.  Buyer is a corporation duly organized,
              ---------------------
validly existing, and in good standing under the laws of the State of Ohio and is duly authorized to conduct business and is in good standing in the State of Nevada.

          (b) Authorization of Transaction.  Buyer has full power and authority
              ----------------------------
(including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions; provided, however, that no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability, and provided further that this representation is limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights of creditors and secured parties.

          (c) Noncontravention.  Neither the execution and the delivery of this
              ----------------
Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

          (d) Brokers' Fees.  Buyer has no Liability or obligation to pay any
              -------------
fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

          (e) Private Placement Representations.
              ---------------------------------

               (i) Buyer can bear the economic risk of losing its entire investment in the Purchased Shares and can afford to hold the Purchased Shares for an indefinite period of time; and

               (ii) Buyer is an Accredited Investor as defined in Rule 501(a) of Regulation D of the Securities Act of 1933.

     5.  Post-Closing Covenants -. The Parties agree as follows with respect to
         ---------------------- -
the period between the Closing and the Second Closing (as defined below) or the date of the earlier termination of this Agreement:

          (a) General.  Each of the Parties will use its reasonable efforts to
              -------
take all action and to do all things and to execute and deliver all such documents and instruments necessary, proper, or advisable in order to consummate and make effective the ongoing transactions contemplated by this Agreement.

          (b) Notices and Consents.  Sellers will give any notices to third
              --------------------
parties, and Sellers will use their reasonable efforts to obtain any third party consents, that Buyer reasonably may request in connection with the matters referred to in Section 6. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 6.

          (c)  Operation of Business.
               ---------------------

               (i) Sellers will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business that would adversely affect any of the Excluded Claims or any of the other assets that constitute the Property that are not transferred to Buyer at the Closing. Sellers will not enter into any agreements with respect to the Excluded Claims or such assets that will increase any financial obligation to Buyer if the Second Closing (as defined below) occurs. Sellers will use reasonable best efforts to maintain all water rights, permits, contracts and agreements with respect to the Property that were not transferred to Buyer at the Closing, and Sellers will not create or allow any third party to maintain any lien on the Property as a result of Sellers' activities and operations, whether on or off of the Property. With respect to the Reclamation Areas, Sellers will be solely responsible for and will use their reasonable best efforts to take all actions as are required under the existing Plans of Operations or other permits covering those areas, provided that Sellers shall not be restricted in negotiating with the appropriate governmental agencies for modifications or scheduling changes in or pertaining to the implementation of those requirements.

               (ii) Atlas will maintain ownership of Atlas Gold and Atlas Metals as wholly-owned direct subsidiaries until the Second Closing or until such earlier time as such subsidiaries have transferred all of their interests in the Excluded Claims, the Property and this Agreement to Atlas.

               (iii)Sellers will continue reasonable maintenance of such of the buildings on the Property, such of the power, water and other utilities necessary to allow Buyer to have reasonable office space in such buildings in connection with Buyer's activities during the Initial Exploration Period, provided that Buyer will promptly reimburse Sellers for the incremental cost of utilities consumed by Buyer and any out of pocket costs incurred by Sellers at Buyer's request in connection with such use upon receipt of Seller's invoice for same.

               (iv) Sellers will cooperate with Buyer and assist Buyer in fulfilling its obligation as set forth in Section 6 to make all lease payments and mining claim maintenance fee filing payments during the Initial Exploration Period. In particular, Sellers will make available to Buyer Sellers' land databases with respect to the Property (in both written and electronic form) and Sellers' employees who are knowledgeable with respect to Sellers' land data and land databases in connection with the management, preparation and making of all such payments so as to assure the timeliness of such payments.

          (d) Full Access.  Sellers will permit representatives of Buyer to have
              -----------
full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Sellers, to the Property and all personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Property.

          (e) Notice of Developments.  Each Party will give prompt written
              ----------------------
notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above or the covenants contained elsewhere in this

Agreement. Each Party will provide to the other Party a copy of any notice or permit submitted by the Party to any governmental agency and of any notice of violation or similar notice received from such agencies. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (f)  Exclusivity.
               -----------

               (i) Sellers will not (and Sellers will not cause or permit any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer relating to the acquisition of the Claims (other than any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt to do or seek any of the foregoing. Sellers will notify Buyer immediately if Sellers receive any proposal, offer, inquiry, or contact with respect to any of the foregoing.

               (ii) Upon the request of Buyer, Sellers will execute and Buyer may record a memorandum of this Agreement which does not disclose any of the financial terms and conditions contained herein but provides notice of Buyer's exclusive right to purchase the Excluded Claims and of Atlas' right to enter into a joint venture or to sell the Excluded Claims to Buyer.

          (g) Patented Applications for Certain Excluded Claims.  The Parties
              -------------------------------------------------
agree that Sellers may continue to take all such actions as they deem reasonably necessary in pursuing the obtaining of patents on certain of the Excluded Claims for which First Half Final Certificates have been issued, provided, however, that Sellers shall deliver or make available to Buyer at Buyer's request any information pertaining to those claims or the patent applications themselves, and Sellers shall keep Buyer informed on a reasonable basis as to the status of the prosecution of those patent applications, and provided further that Sellers shall promptly convey to Buyer all rights obtained by Sellers if patents are obtained by Sellers following the Second Closing (as defined below) in the event the Second Closing occurs.

          6.  Rights and Obligations of Buyer  .
              -------------------------------

              (a) Buyer's Minimum Obligation. Buyer covenants and agrees that,
                  --------------------------
except as contemplated in paragraph 6(d) below, during the two year period (the "Initial Exploration Period") immediately following the Closing Date, Buyer shall spend or cause to be spent not less than $3,000,000 conducting exploration work on the Claims and paying all mining claim holding and maintenance costs with respect to the Claims that comprise the Property and the lease maintenance costs for those leases and agreements identified in Exhibit A, it being Buyer's understanding that such holding and maintenance costs are currently approximately $440,000 per annum. Buyer will have full authority to carry out the exploration activities contemplated by this Section, by itself, or through its employees, agents or contractors. Without limiting the generality of the foregoing:

          (i) Buyer shall purchase or otherwise acquire all necessary material, supplies, equipment, water, utility and transportation services necessary to conduct its exploration program on reasonable commercial terms, taking into account all of the circumstances;

          (ii) Buyer shall: (A) make or arrange for all payments required by the Leases and the Contracts identified in Exhibit A to this Agreement (B) pay all taxes, assessments and like charges based on Buyer's activities during the Initial Exploration Period, provided that Buyer shall have the right to contest the validity, or seek adjustment in the amount, of any taxes, assessments or charges, but in no event shall Buyer permit or allow title to any of the Property to be lost as the result of the nonpayment of any taxes, assessments or like charges for which Buyer is responsible pursuant to this Agreement; and (C) keep the Property free and clear of all liens and encumbrances arising by, through and under Buyer, except for mechanic's or materialmen's liens which shall be released or discharged in a diligent manner.

          (iii) Buyer shall: (A) apply for all necessary permits, licenses and approvals, (B) comply with applicable federal, state and local laws and regulations, and (C) prepare and file all reports or notices required in connection with its activities.

          (iv) Buyer shall pay all fees required by law in order to maintain the unpatented mining claims and mill sites included within the Property but Buyer shall not be liable on account of any determination by any court or governmental agency that Buyer has not made a discovery on or is not in actual occupancy for the purposes of preserving or maintaining ownership of such claims or mill sites. Buyer shall timely record with the appropriate county and file with the appropriate United States agency, any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of the required fees applicable to each Claim.

          (v) Buyer may: (A) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (B) locate any fractions resulting from such amendment or relocation, (C) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (C) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (D) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby,
(E) exchange with or convey to the United States any portion of the Property for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (F) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted; provided that, in each case, the property so acquired shall be subject to this Agreement and shall included in the Property for all purposes under this Agreement.

          (vi) Buyer shall conduct all such operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of the Contracts; provided that Buyer shall not be in default of any duty under this Section 6(j) if its failure to perform results from the failure of Sellers to perform acts or to do other things required of it by this Agreement and that in no event shall Buyer be liable to Sellers for consequential damages, which shall, for purposes of the Agreement, include any claim by Sellers with respect to any decrease or increase in value of the Property, as a result of Buyer's activities hereunder. The sole liability of Buyers' for failing to conduct any part of its exploration program in a good, workmanlike and efficient manner, except to the extent that Buyer's activities create a Liability for Sellers, will be that the expenditures incurred by Buyer that are not incurred in such manner will not be included in the charges allowable under Section 6(f) below.

          (b) Cooperation by Sellers.  During the Initial Exploration Period,
              ----------------------
Sellers shall provide Buyer with unrestricted access to all information and documentation in the possession or control of Sellers and their Affiliates (but Sellers make no representation or warranty as to the accuracy, reliability or completeness of any such information or documentation) relating to the Property and the unrestricted right to explore and evaluate all areas of the Property including, without limitation, the Excluded Claims, and the right to make reasonable use of the Water Rights and any other assets that constitute the Property in connection with Buyer's activities. Sellers shall do all such acts and things and execute and deliver all such documents and instruments as are necessary or advisable in the reasonable opinion of Buyer to permit Buyer the unrestricted right to explore and investigate the area comprising the Excluded Claims during the Initial Exploration Period, at the sole risk and expense of Buyer. If requested by Buyer, Seller will engage geologists, drillers, consultants or other persons or entities selected by Buyer to conduct exploration, environmental and other investigatory activities and do such other things as may be necessary to perform such work on the Excluded Claims at Buyer's sole risk and expense. Any such work will be carried out under Buyer's direction and will be conducted pursuant to Sellers' existing permits where possible.

          (c) Transfer of Excluded Claims.  At any time during the Initial
              ---------------------------
Exploration Period, Buyer may elect by written notice to Sellers to have all or any portion of the Excluded Claims added to the Purchased Claims and, upon receipt of such notice, Sellers will promptly convey and relinquish possession of such claims to Buyer using an instrument in the form attached as Exhibit C-1. Thereafter, the Excluded Claims so conveyed shall be deemed to be part of the Purchased Claims for all purposes of this Agreement.

          (d) Access to Data.  At all reasonable times during the Initial
              --------------
Exploration Period, Buyer shall provide Sellers or their representatives, upon written request from any Seller, access through and across the Purchased Claims and access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting, title and financial records, and other information pertaining to the Property and acquired by Buyer. In addition, the Buyer shall allow the Sellers and their representatives, at the latter's sole risk and expense, and subject to reasonable safety regulations, to inspect its activities at the Property at all reasonable times, so long as the inspecting Seller does not unreasonably interfere with such activities.

          (e) Payment of Deficit.  In the event that on or before the expiration
              ------------------
of the Initial Exploration Period Buyer has not spent an aggregate amount of $3,000,000 exploring and maintaining the Property as contemplated above and Buyer has not elected to continue its exploration activities on the Property pursuant to paragraph 7(a)(ii) below, then and in such event only, Buyer shall, within 15 business days thereafter, provide Sellers with written notice to that effect and pay the balance of such $3,000,000 amount to Atlas by certified check, bank draft or wire transfer or other immediately available funds.

          (f) Allowable Charges.  In computing the amount of expenditures that
              -----------------
have been made by Buyer in exploring and maintaining the Property for the purposes of the $3,000,000 threshold referred to above, Buyer may include (i) the costs of all employees, money, facilities and equipment contributed to or used in connection with exploration on or the analysis of the Property; (ii) the salaries, wages, and cost of benefits of all employees and charges of consultants directly engaged in exploration on the Property, including reasonable transportation, housing and per diem allowances; (iii) the costs of drilling, trenching, sampling, testing, assaying and evaluating the Property;
(iv) the costs for road construction, pad construction, mobilization, demobilization, standby time, field camps and other related expenses; (v) the costs of title examination, surveying, title curative and title defense activities reasonably necessary to maintain the Claims; (vi) the costs of geochemical, geophysical and geotechnical studies, mapping and analyses; (vii) the lease and mining claim rental, advance royalty and maintenance fee and other required costs pertaining to the maintenance of the Claims; and (viii) all costs for which Buyer is obligated to reimburse Sellers under this Agreement. In addition to direct costs and expenses incurred by Buyer, Buyer shall charge an amount equal to 5% of any contract for goods or services of over $100,000 and 10% of any other amount expended by it in order to reimburse Buyer for its home office overhead and general and administrative expenses. If any of the activities described above are carried out by Affiliates of Buyer, the cost or value of such activities shall be charged on an arm's-length basis.

          (g) Report of Expenditures.  Buyer shall keep true and correct books,
              ----------------------
accounts and records of all allowable charges made pursuant to Section 6.1(g), in accordance with generally accepted accounting principles consistently applied in the mining industry, and such books and records shall be available for inspection by Sellers or their representatives at all reasonable times during the Initial Exploration Period. At any time and from time to time, but in no case later than 30 days after December 31 and June 30 of each year (except for the initial June 30 date following execution of this Agreement), Buyer shall provide to Sellers a detailed accounting of all allowable charges incurred during that quarter. Sellers shall have a period of 15 days following the receipt of each accounting in which to make any written objections. If Sellers fail to make any such objections within such period, the accounting shall be deemed conclusive evidence of Buyer having incurred allowable charges in the amount stated in the accounting, absent error or misrepresentation.

     7.   Elections Available to Parties  .
          ------------------------------

          (a) Buyer's Election.  At any time at or prior to the expiration of
              ----------------
the Initial Exploration Period, Buyer may give written notice to Sellers that:

               (i) Buyer has elected to terminate its exploration activities on the Property; or

          (ii) Buyer has elected to continue its exploration activities on the Property beyond the expiration of the Initial Exploration Period.

In the event that no notice is given to Sellers by Buyer pursuant to paragraph 7(a) at or before the expiration of the Initial Exploration Period, Buyer will be deemed to have given notice to Sellers pursuant to paragraph 7(a)(i) above on the last day of the Initial Exploration Period.

          (b) Termination by Buyer.  In the event that Buyer either gives or is
              --------------------
deemed to have given notice to Seller's pursuant to paragraph 7(a)(i) above, then:

          (i) if applicable, Buyer shall satisfy its payment obligation to Sellers under paragraph 6(e) above and, in the event Buyer terminates its exploration activities between August 1 and August 31 of any year, Buyer shall pay the required claim maintenance fees and make all filings with respect to the unpatented mining claims and mill sites included within the Claims, and such costs will be included in the allowable charges described in Section 6(f) even if such costs are incurred after termination of Buyer's exploration activities.

          (ii) as soon as is reasonably practicable and, in any event, within 30 days thereafter, Buyer shall convey the Purchased Claims to Sellers for no additional consideration, free and clear of defects, liens and encumbrances created by, through or under Buyer;

          (iii) Buyer shall be responsible for timely rectifying in accordance with applicable laws and regulations any disturbances on or damage to the Property resulting from exploration work conducted by or at the request of Buyer during the Initial Exploration Period; and

          (iv) upon the written request of Sellers, Buyer shall make available to Sellers for inspection and copying all data and technical information relating to the exploration work conducted by or on behalf of Buyer during the Initial Exploration Period, exclusive of interpretive materials.

          (c) Election to Continue.  In the event that Buyer gives notice to
              --------------------
Sellers pursuant to paragraph 7(a)(ii) above, at any time within 45 days following the date on which that notice is given to Sellers, Sellers may give written notice to Buyer that:

          (i) Sellers elect to convey the Excluded Claims (to the extent not previously conveyed) to Buyer and, except as otherwise contemplated in Section 8(b) below, to relinquish in favor of Buyer all other rights and interests of Sellers of any nature or kind whatsoever in or to the Property; or

          (ii) Sellers elect to enter into a joint venture with Buyer in respect of the Property on the terms and conditions contemplated in paragraph 8(c) below.

In the event that no notice is given to Buyer by Sellers pursuant to paragraph 7(c) within the 45 day period referred to therein, Sellers will be deemed to have given notice to Buyer pursuant to paragraph 7(c)(i) above on the last day of that 45 day period.

     8.   Transfer by Sellers  .  On the 30th day following the date on which a
          -------------------
notice is given or deemed to be given to Buyer by Sellers pursuant to Section 7(c)(i) or (ii) above, or on such earlier or later date as Buyer and Sellers may mutually agree:

          (a) The Second Closing.  A second closing (the "Second Closing") will
              ------------------
be conducted at the offices of Atlas in Denver, Colorado. At the Second Closing, Sellers shall sell, transfer and convey to Buyer, using instruments in the forms attached as Exhibits C-3 through C-5, the Excluded Claims (to the extent not previously conveyed), together with the Contracts, Fixtures and Improvements, Related Rights and Data, free and clear of any liens, charges or other encumbrances arising by, through, or under Sellers and Sellers will provide such other of the documents and opinions that were delivered to Buyer at the Closing as Buyer may reasonably request and shall do all such acts and things and sign all such documents and instruments as counsel to Buyer reasonably considers necessary or advisable such that Sellers relinquish in favor of Buyer all other rights and interest of Sellers of any nature or kind whatsoever in or to the Property, other than as expressly set forth below in this paragraph 8; and

          (b) Purchase of Sellers' Interests.  If Sellers have given notice
              ------------------------------
pursuant to Section 7(c)(i): (i) Buyer shall pay to Sellers the sum of $15 million by certified check, bank draft or wire transfer or other immediately available funds; (ii) Buyer shall grant to Sellers a 2% net smelter return royalty in respect of the Property in the form of the Net Smelter Return Royalty Deed attached hereto as Exhibit I on those Claims that are not burdened by any other royalty (including any net profits interest) at that time as identified in
Part III of Exhibit A; and (iii) Sellers shall execute an agreement in form and substance reasonably satisfactory to Buyer in which Sellers agree not to acquire any interests within the Area of Interest described in the Joint Venture Agreement attached as Exhibit J for a period of three years.

          (c) Joint Venture Operations.  If Sellers have given notice to Buyer
              ------------------------
pursuant to Section 7(c)(ii) above, Barrick and Atlas shall enter into a joint venture (the "Joint Venture") in respect of the Property by executing a Joint Venture Agreement substantially in the form attached hereto as Exhibit J and the parties will contribute their interests in the Property to the Joint Venture.

     9.  Reclamation and Other Liabilities.
         ----------------------------------

          (a) No Obligations until Second Closing.  Until such time as the
              -----------------------------------
transactions contemplated in Section 8 above are completed as contemplated therein, Buyer shall not assume or be in any way responsible for any of the reclamation or other Liabilities of Sellers with respect to the Property. If the transactions contemplated in Section 8(b) above are so completed, Buyer shall assume all liabilities under the Leases and Contracts listed in Exhibit A and the Related Rights identified in Exhibit B, including all Liabilities for reclamation of the Property as described in Exhibit

H and all other Liabilities associated with the Property that are not inconsistent with Sellers' representations and warranties under this Agreement and indemnify, defend and hold Sellers harmless with respect to any such Liabilities. If the joint venture arrangements contemplated in Section 8(c) above are so effected, the venturers in the Joint Venture shall assume and be solely responsible for all such liabilities in proportion to their respective interests.

          (b) Sellers' Obligations.  Any Liabilities created by Sellers on or
              --------------------
with respect to the Excluded Claims between the Closing and the Second Closing and any Liabilities of Sellers that breach any representation or covenant given by Sellers in this Agreement will be for the sole account of Sellers and Sellers will indemnify, defend and hold harmless Buyer with respect to such Liabilities.

     10.  Buyer's Right to Reject Excluded Claims. Buyer's obligation to accept
          ---------------------------------------
conveyance of the Excluded Claims at the Second Closing and its assumption (or the assumption by the Joint Venture created pursuant to Section 8 above) of the reclamation and other Liabilities associated with the Excluded Claims shall be conditioned upon the observance by Sellers of the covenants set out in Section 5(c)(i) and (ii) above. In the event that Sellers are in material breach of any of such covenants at the Second Closing, in addition to any other rights and remedies that Buyer may have pursuant to this Agreement, Buyer may reject the Excluded Claim or Claims with respect to which a covenant has been breached and Buyer may proceed with the Second Closing with respect to the remainder, if any, of the Excluded Claims, with no reduction in the consideration provided to Sellers pursuant to Sections 8(b) or 8(c).

     11.  Transfer Fees. Buyer covenants and agrees to be responsible for and to
          -------------
pay all transfer fees or transfer taxes that are eligible in connection with any transfer of Claims completed by Sellers to Buyer or by Buyer to Sellers as contemplated in this Agreement.

     12.  Reclamation Bonds.
          -----------------

          (a) Existing Bonds.  Buyer understands that as at the date hereof,
              --------------
Sellers have posted bonds in the aggregate amount of $3,100,000 with applicable governmental agencies or authorities in order to secure its reclamation obligations in respect of the Property. Buyer further understands that, as of the date hereof, Sellers have also posted with the issuing surety company, as collateral, cash in the amount of approximately $2,100,000 with such issuing surety in order to secure its obligations under those bonds.

          (b) Assumption of Responsibility.  Buyer covenants and agrees that in
              ----------------------------
the event that the transactions contemplated in Section 8 above are completed as contemplated therein, Buyer will promptly (and in any case within 45 days) commence to take and diligently pursue all such steps and execute and deliver all such documents and instruments as are necessary:

              (i) to cause to be returned to Sellers the cash amount which then remains pledged by Sellers to secure its obligations under such reclamation bonds, and

          (ii) in the circumstances contemplated in Section 8(b) above, to assume all of the reclamation obligations in respect of the Property; and

         (iii) in the circumstances contemplated in Section 8(c) above, to cause the joint venture to assume all of such reclamation obligations.

     13.  Indemnification.
          ---------------

          (a) Indemnification Provisions for Benefit of Buyer.
              -----------------------------------------------

          (i) In the event any Seller breaches ( or in the event any third party alleges facts that, if true, would mean any Seller has breached) any of its representations, warranties, and covenants contained herein, then Sellers jointly and severally agree to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (ii) Each Seller jointly and severally agrees to indemnify, release, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employers, agents and contractors from and against the entirety of any Adverse Consequences any of them may suffer resulting from Environmental Liabilities relating to the Property, except for Environmental Liabilities caused by the activities of Buyer or its Affiliates during the Initial Exploration Period.

          (b) Indemnification Provisions for Benefit of Sellers.
              -------------------------------------------------

          (i) In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein then Buyer agrees to indemnify each of Sellers from and against the entirety of any Adverse Consequences Sellers may suffer resulting from, arising from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (ii) Buyer agrees to indemnify, release, defend and hold harmless Sellers, each of their Affiliates, and their respective officers, directors, employees, agents and contractors from and against the entirety of any Adverse Consequences any of them may suffer resulting from Environmental Liabilities relating to the Property caused by Buyer or its Affiliates during the Initial Exploration Period.

          (c) Matters Involving Third Parties.
              -------------------------------

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 13, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnified Party conducts the defense of the Third Party Claim actively and diligently.

         (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 13(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section 13(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 13.

     14.  Force Majeure.
          -------------

          (a) Events Permitting Suspension.  Each Party's obligations under this
              ----------------------------
Agreement, other than Buyer's obligations to maintain the Claims and to make payments under the Contracts as set forth in Section 6, will be suspended during any period of force majeure, provided that (i) notice is given to the other Party within a reasonable period of time after an occurrence of an event of force majeure; (ii) the event extends for a period of more than 24 hours; (iii) the event has a material adverse effect upon the Party's ability to perform its obligations under this Agreement or upon Buyer's ability to complete its minimum exploration expenditure obligation as provided in Section 6 above; and (iv) reasonable endeavors are made by the Party declaring force majeure to remove, avoid and/or mitigate the effect of the force majeure event.

          (b) Definition of Force Majeure.  "Force Majeure" events will be
              ---------------------------
defined as any occurrence beyond the reasonable control of a Party, including without limitation: (i) an "Act of God; (ii) war, insurrection and civil strife;
(iii) flood, earthquake, blockages, riot, accident, lightning, fire, explosion, epidemic or quarantine restrictions; (iv) breakdown or destruction of or casualty to any material portion of a Party's plant or equipment, shortage of, delay in or inability to secure fuel, power, water, labor, other critical supplies, transportation, equipment or facilities at reasonable costs; (v) governmental acts or regulations or delays in issuing licenses and permits outside of normal time frames and not attribute to a lack of diligence by the Party declaring force majeure; and (vi) labor disputes or industrial action of any kind (including strikes, interruptions, slow downs or other similar actions on the part of organized labor or preemptive or reactive actions in connection with impending or then current labor negotiations) and lockouts.

     15.  Termination.  This Agreement may be terminated:
          -----------

          (a) By Mutual Agreement.  Buyer and Sellers may terminate this
              -------------------
Agreement by mutual written consent at any time; or

          (b) By Buyer.  Buyer may terminate this Agreement by giving written
              --------
notice to Sellers at any time in the event Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure , or a commencement of diligent efforts to cure, for a period of 60 days after the notice of breach, in which case, in addition to Buyer's other rights and remedies, Buyer will be relieved of its obligation to spend $3,000,000 as provided in Section 6 above.

     16.  Miscellaneous.
          -------------

          (a) Survival of Representations and Warranties.  All of the
              ------------------------------------------
representations and warranties of the Parties contained in this Agreement shall survive the Closing and the Second Closing.

          (b) Press Releases and Public Announcements.  No Party shall issue any
              ---------------------------------------
press release or make any public announcement relating to the subject matter of this Agreement without providing a copy of such release or announcement to the other Party and providing the other Party with the opportunity to comment on such release; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or regulation or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

          (c) No Third-Party Beneficiaries.  This Agreement shall not confer any
              ----------------------------
rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (d) Entire Agreement.  This Agreement (including the documents
              ----------------
referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (e) Succession and Assignment.  This Agreement shall be binding upon
              -------------------------
and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and provided further that this Section 16(e) shall not be deemed applicable to or to require any consent in the event of any corporate merger, consolidation, amalgamation or reorganization involving the Sellers by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests of the Sellers, and shall be subject to all of the liabilities and obligations of Sellers under this Agreement.

          (f) Counterparts.  This Agreement may be executed in one or more
              ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g) Headings.  The section headings contained in this Agreement are
              --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices.  All notices, requests, demands, claims, and other
              -------
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

 If to Sellers:                                         Copy to:
 --------------                                         --------

 Atlas Corporation                                      Davis, Graham & Stubbs LLP
 370 Seventeenth Street, #3050                          370 Seventeenth Street, #4700
 Denver Colorado  80202                                 Denver, Colorado  80202
 Telecopier:  (303) 629-2445                            Telecopier:  (303) 893-1379
 Attention: Mr. Gregg B. Shafter                        Attention:  Mr. Randall E. Hubbard

 If to Buyer:                                           Copy to:
 ------------                                           --------

 Barrick Gold Exploration Inc.                          Parsons Behle & Latimer
 293 Spruce Road                                        One Utah Center
 Elko, Nevada  89801                                    201 South Main Street, #1800
 Telecopier:  (702) 738-2804                            P.O. Box 11898
 Attention: Mr. David Mako                              Salt Lake City, Utah  84145-0898
                                                        Telecopier:  (801) 536-6111
                                                        Attention: Mr. Stephen J. Hull

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (i) Governing Law.  This Agreement shall be governed by and construed
              -------------
in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada, except with respect to matters of corporate securities laws which matters shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware.

          (j) Amendments and Waivers.  No amendment or waiver of any provision
              ----------------------
of this Agreement shall be valid on any Party unless the same shall be in writing and signed by such Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Severability.  Any term or provision of this Agreement that is
              ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) Expenses.  Each of the Parties will bear its own costs and
              --------
expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (m) Construction and Interpretation.  The Parties have participated
              -------------------------------
jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          (n) Confidentiality.  Information concerning Sellers and/or the
              ---------------
Property which has not previously been disclosed to the public by Sellers shall be maintained by Buyer and its personnel on a confidential basis, except and to the extent otherwise required by applicable law or regulatory policy, and shall not be used by Buyer and its personnel for any purpose other than the purposes of the arrangements contemplated herein. Each party shall maintain in confidence the contents of this Agreement and shall not disclose the same, publicly or to any third party (other than their professional and financial advisors) without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, except as may otherwise be required by law or the rules of any applicable stock exchange, provided that each Party will, to the greatest extent practicable in the circumstances, advise and consult with the other parties prior to making any such required disclosure, including providing the other party with an ability to comment on any disclosure proposed to be made.

          (o) Incorporation of Exhibits and Schedules.  The Exhibits and
              ---------------------------------------
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (p) Specific Performance.  Each of the Parties acknowledges and agrees
              --------------------
that the other Party could be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

          (q) Submission to Jurisdiction.  Each of the Parties submits to the
              --------------------------
jurisdiction of any state or federal court sitting in Nevada, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 16(h) above. Nothing in this
Section 16(q), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                    BARRICK GOLD EXPLORATION INC.

                                    By:  /s/ BRAD L. DOORES
                                         --------------------------------
                                         BRAD L. DOORES

                                    Name: BRAD L. DOORES
                                          -------------------------------

                                    Title: ATTORNEY-IN-FACT
                                           ------------------------------


                                    ATLAS CORPORATION

                                    By:  /s/ GREG B. SHAFTER
                                         --------------------------------
                                         Gregg B. Shafter
                                         Vice President Project Development

                                    ATLAS GOLD MINING INC.

                                    By:  /s/ Gregg B. Shafter
                                         ----------------------------------
                                         Gregg B. Shafter
                                         Vice President Project Development

                                    ATLAS PRECIOUS METALS INC.

                                    By:  /s/ Gregg B. Shafter
                                         ----------------------------------
                                         Gregg B. Shafter
                                         Vice President Project Development